UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 1, 2007 (February 23, 2007)

CLEAR CHOICE FINANCIAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-52071	33-1080880
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3231 S. Country Club Way, Suite 102, Tempe, Arizona 85282

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (480) 820-9766

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 1.02 Termination of a Material Definitive Agreement

On August 14, 2006, Clear Choice Financial, Inc. (the “Company”) entered into a Stock Purchase Agreement with its former President, Mr. Stephen Luke, for the purchase by the Company of 5,952,245 shares of the Company’s common stock held by Mr. Luke (the “Shares”). The purchase price for the Shares was $2 million, which was payable to Mr. Luke as follows: (a) $500,000 upon the initial closing, which occurred on September 1, 2006, and (b) three successive $500,000 payments to be paid by the Company to Mr. Luke every 90 days thereafter, none of which were paid to Mr. Luke. In connection with the Stock Purchase Agreement, Mr. Luke tendered his resignation from the Company, effective immediately, and the Company and Mr. Luke delivered mutual releases of any and all claims by either party against the other. Concurrent with the execution of the Stock Purchase Agreement, the Company also entered into a Stock Pledge Agreement between the Company and Mr. Luke, which granted to Mr. Luke a security interest in the Shares in order to secure the Company’s payment obligations under the Stock Purchase Agreement. The Stock Pledge Agreement contained standard terms and conditions for an agreement of its kind.

On February 16, 2007, Mr. Luke and the Company, along with certain other parties, entered into a Settlement Agreement, cancelling the Stock Purchase Agreement and Stock Pledge Agreement. The Settlement Agreement provided for the return of the Shares to Mr. Luke and repayment to the Company of the $500,000 previously paid to Mr. Luke. All but 400,000 of the Shares were in turn sold to CCF Restructuring, LLC (a company in which certain directors and officers of the Company own membership interests), by Mr. Luke concurrently with the closing of the Settlement Agreement, which occurred on February 23, 2007. The Settlement Agreement provides for mutual releases and indemnification of the parties.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits
	99.1	Settlement Agreement among Clear Choice Financial, Inc., Stephen and Katsura Luke and certain other parties, dated February 16, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 1, 2007	CLEAR CHOICE FINANCIAL, INC.

	By:	/s/ Michael Schifsky
Michael Schifsky
Chief Financial Officer